UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): August 13, 2010
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 815-7700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On August 13, 2010, MedCath entered into a First Amendment (the “Amendment”) to its Amended and Restated Credit Agreement (the “Credit Facility”), dated as of November 10, 2008, among MedCath Corporation, as parent guarantor (“MedCath”), MedCath Holdings Corp., as borrower, certain of the subsidiaries of MedCath party thereto from time to time, as subsidiary guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and each of the lenders party thereto from time to time. MedCath entered into this Amendment to provide additional financial and liquidity flexibility in connection with its previously announced effort to explore strategic alternatives. The Amendment contains modifications of certain financial covenants and other requirements of the Credit Facility, including, but not limited to: (i) a temporary moratorium on reporting of the Consolidated Fixed Charge Coverage Ratio for the fiscal quarters ending September 30, 2010 and December 31, 2010; (ii) shortening the measuring periods for the quarterly-tested financial covenants from the four fiscal quarters ending on a measuring date to the one, two or three fiscal quarters for the measuring dates on March 31, 2011, June 30, 2011 and September 30, 2011; (iii) modifications to certain definitions contained in the Credit Facility, including the definitions of certain financial terms to permit additional add backs (such as an add back for charges and professional expenses incurred in connection with asset dispositions), subject to maximum amounts in certain cases, and to the multiple applied to certain of the financial metrics derived in accordance with such definitions, for certain financial covenant calculations, (iv) increasing the amount of permitted guarantees of indebtedness by $10 million; (v) amending the asset dispositions covenant to permit additional asset dispositions so long as (A) no default or event of default exists under the Credit Facility, (B) such dispositions do not result in a default or event of default under the Credit Facility and (C) the net cash proceeds therefrom are applied in accordance with the Credit Facility, as amended; and (vi) amendments to the use of proceeds covenant related to dispositions of assets to (A) remove the ability to acquire assets, make payments of indebtedness including permitted share repurchases and make investments with net cash proceeds and (B) require that any net cash proceeds from an asset disposition in excess of $50 million from the date of the Amendment be applied 50% to repay the outstanding term loan amounts under the Credit Facility and 50% to repay revolving loans or cash collateralize letters of credit to the extent outstanding and permanently reduce the revolving credit commitment by 50% of the net cash proceeds, which could shorten the term of the revolving credit facility based on the amount of such permanent commitment reductions. In addition, any mandatory prepayments of revolving loans will also reduce the revolving credit commitment by a corresponding amount. The revolving credit facility including letters of credit will not be permitted to remain outstanding after payment of the term loan. The Amendment also provides for a reduction in amount of the revolving credit facility commitments under the Credit Facility from $85 million to $59.5 million.
     The foregoing summary is qualified in its entirety by the Amendment, a copy of which is filed herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
     Exhibit 99.1 First Amendment dated as of August 13, 2010 to the Amended and Restated Credit Agreement dated as of November 10, 2008, among MedCath, MedCath Holdings Corp., as borrower, certain of the subsidiaries of MedCath party thereto from time to time, as subsidiary guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and each of the lenders party thereto from time to time.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: August 19, 2010	By:	/s/ James A. Parker

James A. Parker Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	First Amendment dated as of August 13, 2010 to the Amended and Restated Credit Agreement dated as of November 10, 2008, among MedCath, MedCath Holdings Corp., as borrower, certain of the subsidiaries of MedCath party thereto from time to time, as subsidiary guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and each of the lenders party thereto from time to time.